Exhibit 5

Dennis L. Schoff
Senior Vice President &
General Counsel
Lincoln National Corporation
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112

July 7, 2005

Lincoln National Corporation
1500 Market Street, Suite 3900
Philadelphia, Pennsylvania 19102

Gentlemen:

I have acted as counsel to Lincoln National Corporation, an Indiana corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S--8 (the "Registration Statement") under the Securities Act of 1933, as amended, the offer and sale of up to $50,000,000 principal amount of Deferred Compensation Obligations under Lincoln National Corporation Executive Deferred Compensation Plan For Employees (the "Plan"). Terms defined in the Registration Statement and not otherwise defined herein are used with the meanings as so defined.

In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Deferred Compensation Obligations under the Plan will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

The opinion herein is limited to the corporate laws of the State of Indiana, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the Registration Statement.

This opinion is rendered solely for your benefit in connection with the transactions described above.

Very truly yours,

By: /s/ Dennis L. Schoff
Dennis L. Schoff
Senior Vice President
and General Counsel